                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                           (Amendment No.           )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ORYX ENERGY COMPANY
                (Name of Registrant as Specified In Its Charter)

                              ORYX ENERGY COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     (LOGO)
                              ORYX ENERGY COMPANY
                                13155 Noel Road
                            Dallas, Texas 75240-5067

                                                                  March 27, 1995

 NOTICE OF ANNUAL MEETING

 The 1995 Annual Meeting of Stockholders of Oryx Energy Company will be held in the Plaza Ballroom of the Dallas Medallion Hotel, 4099 Valley View Lane, Dallas, Texas, on Thursday, May 4, 1995, at 9:00 a.m., for the following purposes:

 1.  To elect three directors to Class I of the Company's Board of Directors;

 2.  To approve the appointment of independent accountants for 1995;

 3. To act upon a stockholder proposal regarding reorganization of the Board of Directors into one class; and

 4. To transact such other business as may properly come before the Annual Meeting.

 Only stockholders of record at the close of business on March 10, 1995, will be entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of such stockholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

 Please sign, date and mail the enclosed proxy or voting instruction card in the envelope provided, whether your holdings are large or small, thus assuring your representation at the meeting. Admission tickets will be required. If you plan to attend the meeting, please mark your card in the space provided. An admission ticket will be mailed to you in advance of the meeting.

                                          By Order of the Board of Directors

                                          WILLIAM C. LEMMER
                                            VICE PRESIDENT, GENERAL COUNSEL
                                              AND SECRETARY

PROXY STATEMENT

This  Proxy  Statement  is  furnished to  stockholders  of  Oryx  Energy Company
("Company") in connection with the solicitation by the Company's Board of Directors ("Board") of proxies to be used at the 1995 Annual Meeting of Stockholders to be held on May 4, 1995, or any adjournments thereof ("Meeting"). The approximate date of mailing of this Proxy Statement and accompanying proxy or voting instruction card is March 27, 1995.

PROXY CARDS AND VOTING INSTRUCTION CARDS

If a proxy card is enclosed, it serves to appoint proxies for record holders of common stock of the Company. If a record holder returns the proxy card signed, but without a clear voting designation, the proxies will vote FOR Items (1) and
(2) and AGAINST Item (3) as more fully described in this Proxy Statement. Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to the Secretary of the Company or by executing and delivering a later-dated proxy. Attendance at the Meeting will not be effective to revoke the proxy unless written notice of revocation also has been given to the Secretary of the Meeting before the voting of the proxy.

If a voting instruction card is enclosed, it serves as a voting instruction from the plan participants to the trustees of the Oryx Energy Company Stock Fund or Fund L of the Oryx Energy Company Capital Accumulation Plan ("CAP"), as the case may be. Certain shares of Company common stock held in Fund L of CAP are not yet allocated to the plan participants. The trustees will vote the shares of Company common stock in the Oryx Energy Company Stock Fund and the allocated shares of Company common stock in Fund L in accordance with plan participants' instructions. If voting instruction cards covering shares of Company common stock in CAP are not returned or are returned signed but with no clear voting designation, according to the terms of CAP, the trustees will vote the shares in the same proportion as the shares for which clearly designated instructions have been received from other participants in the respective fund. Unallocated shares of Company common stock in Fund L will be voted in the same proportion as the allocated shares of Company common stock in Fund L are voted.

VOTING SECURITIES

The only outstanding voting security of the Company is common stock, $1 par value ("Common Stock"). On March 10, 1995, the record date for the Meeting, there were 99,029,754 shares of Common Stock outstanding and entitled to be voted at the Meeting. Each such share of Common Stock is entitled to one vote. In addition, there were 3,001,876 outstanding shares of Common Stock held by a subsidiary of the Company which shares, under Delaware law, are not entitled to be voted at the Meeting. A majority of the shares of Common Stock outstanding and entitled to be voted at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

VOTING PROCEDURES AND TABULATION

The Company has adopted a confidential voting policy which provides that votes of all stockholders of the Company shall be kept confidential and shall not be disclosed to the Company, its affiliates, directors, officers or employees, or to any third party, except (i) in the event disclosure is mandated by law, (ii) when disclosure is expressly requested by a stockholder (whether by written comment on proxy cards or other voting materials, or otherwise) or (iii) in the case of a contested proxy solicitation. As part of the policy, the Company will employ an independent tabulator to receive and tabulate the proxies and will appoint one or more independent inspectors of election to act at the Meeting and to make a written report thereof.

Prior to the Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director and (ii) the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to the approval of appointment of independent accountants and the stockholder proposal regarding reorganization of the Board into one class. The treatment and effect of abstentions and broker non-votes under Delaware law and the Company's Certificate of Incorporation and Bylaws are described below. An abstention or broker non-vote with respect to the election of directors will have no effect on the voting on such matter, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote. An abstention with respect to either the proposal to approve accountants or the stockholder proposal regarding reorganization of the Board into one class effectively counts as a vote against such proposal. The shares represented by a broker non-vote (or other limited proxy) as to either such proposal will be counted toward the Meeting quorum but will not be entitled to be voted on that proposal at the Meeting and therefore will not be considered a part of the voting power present with respect to that proposal, which has the effect of reducing the number of shares voted in favor of such proposal that is required to approve it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following stockholders are the only persons known by the Company to have been the beneficial owners of more than five percent of the Common Stock outstanding and entitled to be voted at the Meeting as of December 31, 1994:

                                                                               SHARES OF   PERCENT OF
                                                                                 COMMON      COMMON
NAME, ADDRESS AND NATURE OF OWNERSHIP                                            STOCK        STOCK
-----------------------------------------------------------------------------  ----------  -----------
Wellington Management Company, as investment advisor to various clients (1)..   8,522,500      8.6
  75 State Street
  Boston, Massachusetts 02109
The Prudential Insurance Company of America, for its own account and for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other
 affiliates (2)..............................................................   7,007,349      7.1
  Prudential Plaza
  Newark, New Jersey 70102-3777
J.P. Morgan & Co. Incorporated, almost exclusively for the benefit of outside
 persons through various accounts (3)........................................   6,902,233      7.0
  60 Wall Street
  New York, N.Y. 10260
The Glenmede Trust Company, as Trustee for The Pew Memorial Trust and
 fiduciary or co-fiduciary for certain other accounts (4)....................   5,981,057      5.7
  One Liberty Place
  1650 Market Street, Suite 1200
  Philadelphia, Pennsylvania 19103

------------------------
(1) The information relating to the Wellington Management Company ("Wellington") was obtained from Schedule 13G dated February 6, 1995 filed by that company. No single Wellington client, other than Vanguard/Windsor Fund, Inc. ("Vanguard/Windsor") owns more than five percent of the outstanding Common Stock. Schedule 13G dated February 10, 1995 filed by Vanguard/Windsor indicates it is the beneficial owner of 6,533,000 or 6.6 percent of the outstanding Common Stock. Vanguard/Windsor has sole voting power and shared dispositive power with respect to the entire 6,533,000 shares of Common Stock. Wellington's voting and dispositive power consist of the following:
    (i) zero shares with sole and  831,000 shares with shared voting power,  and
    (ii) zero shares with sole and 8,522,500 with shared dispositive power.

(2) The information relating to the Prudential Insurance Company of America ("Prudential") was obtained from Schedule 13G dated February 7, 1995 filed by that company. Prudential holds 100,000 shares of Common Stock for the benefit of its general account. In addition, Prudential may have direct or indirect voting and/or investment discretion over 6,997,349 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This amount includes convertible bonds convertible into 238,745 shares of Common Stock. Prudential's voting and dispositive power consist of the following: (i) 1,476,086 shares with sole and 5,290,007 shares with shared voting power, and (ii) 1,476,096 shares with sole and 5,292,507 shares with shared dispositive power.

(3) The information relating to J.P. Morgan & Co. Incorporated ("J.P. Morgan") was obtained from Schedule 13G dated December 30, 1994. The number of shares of Common Stock beneficially owned includes 1,533 shares where there is a right to acquire. J.P. Morgan's voting and dispositive power consist of the following: (i) 3,826,183 shares with sole and zero shares with shared voting power, and (ii) 6,899,233 shares with sole and 3,000 shares with shared dispositive power.

(4) The information relating to The Glenmede Trust Company ("Glenmede") was obtained from Amendment No. 3 to Schedule 13D dated November 16, 1994 filed by that company. According to this Schedule 13D, the 5,981,057 shares consist of 721,663 outstanding shares of Common Stock and 5,259,394 shares of Series B Junior Cumulative Convertible Preference Stock, par value $1.00 per share ("Series B Preference Stock"), of the Company. Series B Preference Stock is non-voting, except in certain cases specified in its Certificate of Designation, Preferences and Rights or as may be required under Delaware law, and it is convertible into Common Stock on a share-for-share basis by the holder thereof subject to certain restrictions. After September 10, 1995, if Glenmede still owns these shares, they may be converted by it without the restrictions that applied on or before that date. No single
    Glenmede account, other than The Pew Memorial Trust, owns more than five percent of the outstanding Common Stock (giving effect, for this purpose, to a share-for-share conversion of the Series B Preference Stock into Common Stock). Voting and dispositive power (excluding the non-voting Series B Preference Stock from the calculation of sole and shared voting power, but including such shares in the calculation of sole and shared dispositive power) consist of the following: (i) 264,938 shares with sole and 456,725 shares with shared voting power, and (ii) 5,268,872 shares with sole and 712,185 shares with shared dispositive power.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation establishes three classes of directors, so that approximately one-third of the Board is elected each year. The terms of the Class I directors expire at the Meeting. The three current Class I directors are: Robert B. Gill, David S. Hollingsworth and Charles H. Pistor, Jr.

The Board has nominated Messrs. Gill, Hollingsworth and Pistor for re-election as Class I directors. The terms of these Class I directors, if elected, will expire on the date of the Annual Stockholders Meeting in 1998, or at such time as their successors are elected and qualified. The directors will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote.

If any of the nominees is not elected or is unable to serve (although such a contingency is not expected), the remaining Board members may elect a substitute or, alternatively, may reduce the size of the Board, all in accordance with the Company's Bylaws. All current directors are described below, in order of their classification.

CLASS I -- TERM EXPIRES 1998 (IF ELECTED)

           NAME
     (DIRECTOR SINCE)                        PRINCIPAL BUSINESS EXPERIENCE DURING PAST FIVE YEARS
---------------------------  ------------------------------------------------------------------------------------

                             Vice Chairman  of the  Board of  J.  C. Penney  Company, Inc.  from 1982  and  Chief
                             Operating  Officer of J. C.  Penney Stores and Catalog from  March 1, 1990 until his retirement on July 1, 1992.  Age 63. Prior to his  retirement, he was a director  of
      [PHOTO OMITTED]        the  National Junior Achievement, Chairman of the  Board of Trustees of the National
                             4-H Council and a member of the board of directors of the U.S. Chamber of  Commerce.
      Robert B. Gill         He  currently is a trustee of Pace University.  Mr. Gill was a director of Greyhound
          (1989)             Lines Inc. from May 1994 to January 24, 1995.

                             Chairman of the Board and Chief Executive Officer of Hercules Incorporated from 1987 until his  retirement  on  December  31,  1990. Age  66.  From  1986  to  1987,  Mr.
                             Hollingsworth  was  Vice  Chairman of  the  same  company. Previously,  he  was Vice
                             President with various responsibilities, including corporate planning and marketing.
                             Mr. Hollingsworth  is a  member of  the board  of directors  of the  Delaware  Trust
      [PHOTO OMITTED]        Company.  Prior to his  retirement, Mr. Hollingsworth  was a member  of the board of directors of the U.S. Chamber of Commerce. He was also a member of the board and the
 David S. Hollingsworth      executive committee of both the  Chemical Manufacturers Association and the  Medical
          (1988)             Center of Delaware and a member of the Delaware Business Roundtable.

                             Vice  Chair of Southern Methodist University since  October 1991. Age 64. Mr. Pistor served as Chairman of  the Board and Chief  Executive Officer of NorthPark  National
                             Bank  from 1988  to June  1990. He  retired as  Vice Chairman  of First RepublicBank
                             Corporation, and Chairman and Chief Executive Officer of First RepublicBank  Dallas,
                             N.A.  in  April 1988.  Before that  time, he  was  Chairman of  the Board  and Chief
      [PHOTO OMITTED]        Executive Officer of RepublicBank Dallas, N.A. Mr. Pistor is a past-president of the
                             American  Bankers  Association.  Mr.  Pistor  also  serves  as  a  director  of  AMR
  Charles H. Pistor, Jr.     Corporation,  American  Brands, Inc.  and  Centex Corporation.  He  is a  trustee of
          (1988)             Southern Methodist University.

CLASS II -- TERM EXPIRES 1996

           NAME
     (DIRECTOR SINCE)                        PRINCIPAL BUSINESS EXPERIENCE DURING PAST FIVE YEARS
---------------------------  ------------------------------------------------------------------------------------

                             Chairman of the  Board, Chief  Executive Officer,  and President  since December  1,
                             1994.  Age 52. President and Chief Operating  Officer of the Company from January 1,
                             1992 until November 30, 1994. Mr.  Keiser was President and Chief Executive  Officer
                             of  Oryx U.K. Energy Company from January 1, 1990 through December 1991. He was also
     [PHOTO OMITTED]         Vice President,  International  Exploration  and Production  for  the  Company  from
                             January  1990 until August 1990 and from April 1991 through December 1991. From July
     Robert L. Keiser        1988 to November 1988, he was a director of the Company. From July 1987 to  December
           (1991)            1989, he was Vice President, Planning and Development of the Company.

                             President  of  Seegers  Enterprises.  Age  65.  Chairman  of  the  Board  of  Centex
                             Corporation from July 1988 until his retirement in July 1991. From July 1985 to July
     [PHOTO OMITTED]         1988, he was also its Chief Executive Officer and, from July 1978 to July 1985,  Mr.
                             Seegers  was Vice  Chairman and Co-Chief  Executive Officer.  He is a  member of the board of directors of Centex Corporation and is Chairman of its Executive Committee.
      Paul R. Seegers        Mr. Seegers is Chairman of the Board of Methodist Hospitals of Dallas and a  trustee
          (1990)             of Southwestern Medical Foundation.

                             President  and Chief Executive Officer  of U.S. Borax Inc.  since 1988; in addition, effective April 1,  1995 he has  been appointed  Chief Executive of  the global  RTZ
                             Borax  group.  Age 58.  Prior  to 1988  he was  Vice  President, Marketing  and then
                             Executive Vice President of the same company. Mr. White-Thomson has been a  director of  U.S. Borax Inc.  since 1973. In  1985-86 he was  Group Executive of Pennsylvania
                             Glass Sand Corporation  and Ottawa  Silica Company, newly  acquired subsidiaries  of
                             U.S. Borax Inc., and organized their combination as U.S. Silica, of which company he was  Group Executive in 1987. Mr. White-Thomson  has been a director of the American
      [PHOTO OMITTED]        Mining Congress since  1989 and  he has  previously served  as a  director and  held
                             several   positions,  including  Chairman,  of  the  Chemical  Industry  Council  of
    Ian L. White-Thomson     California. He is a director of KCET Community Television of Southern California. He
          (1993)             was born and educated in England and became a U.S. citizen in 1982.

CLASS III -- TERM EXPIRES 1997

           NAME
     (DIRECTOR SINCE)                        PRINCIPAL BUSINESS EXPERIENCE DURING PAST FIVE YEARS
---------------------------  ------------------------------------------------------------------------------------

     [PHOTO OMITTED]         Executive Vice President, Exploration and Production since December 1, 1994. Age 56.
                             From January 1992 through November 1994,  he was Senior Vice President,  Exploration
       Jerry W. Box          and  Production. Mr. Box  was Vice President, Exploration  from January 1987 through
          (1994)             December 1991.

                             President, Chief Operating Officer and a director of Dresser Industries, Inc.  since
     [PHOTO OMITTED]         March  1992.  Age 60.  Mr. Bradford  was  President and  Chief Executive  Officer of
                             Dresser-Rand Company from February 1988 to March 1992. From March 1982 to March 1992
    William E. Bradford      he was Senior Vice President of Operations of Dresser Industries, Inc. Mr.  Bradford
          (1993)             is a director of Diamond Shamrock, Inc.

                             Executive  Vice President,  Finance, and Chief  Financial Officer  since December 1,
                             1994. Age  53. Senior  Vice President,  Finance, and  Chief Financial  Officer  from
     [PHOTO OMITTED]         January  1992 through November 1994. Mr.  Moneypenny was Vice President, Finance and
                             Chief Financial Officer from November 1988  through December 1991. He serves on  the
   Edward W. Moneypenny      Board of Mesbic Ventures of Dallas and is a member of the Business Advisory Council,
          (1994)             College of Commerce and Business Administration, University of Illinois.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

The Board held 11 meetings in 1994. The permanent committees of the Board, number of meetings held in 1994, current composition and functions are:

AUDIT COMMITTEE (THREE MEETINGS) -- Paul R. Seegers, Chairman; William E. Bradford; and Robert B. Gill -- examines the Company's accounting processes, financial controls and reporting systems; and assesses the performance and recommends the appointment of independent accountants.

BOARD POLICY AND NOMINATING COMMITTEE (THREE MEETINGS) -- Charles H. Pistor, Jr., Chairman; William E. Bradford; and Paul R. Seegers -- responsible for corporate governance processes and Board practices; reviews the role, composition and structure of the Board and its committees; recommends nominees for election to the Board; and reviews planning for the succession to senior executive positions.

COMPENSATION COMMITTEE (FIVE MEETINGS) -- David S. Hollingsworth, Chairman; Robert B. Gill; and Ian L. White-Thomson -- supervises and administers the compensation and benefit policies, practices and plans of the Company.

EXECUTIVE COMMITTEE (NO MEETINGS) -- Robert L. Keiser, Chairman; Jerry W. Box; Edward W. Moneypenny; and Charles H. Pistor, Jr. -- exercises the authority of the Board during the intervals between meetings of the Board.

MLP COMMITTEE (FOUR MEETINGS) -- Jerry W. Box; Robert L. Keiser; and Edward W. Moneypenny -- determines the frequency and amount of funding of Sun Energy Partners, L.P.; and determines the frequency and amount of cash distributions to be made by Sun Energy Partners, L.P. and the record dates of such distributions.

DIRECTORS' COMPENSATION

Directors (other than executive officers of the Company) are paid $24,000 per year plus $4,000 per year for each committee of which they are chairman or $2,500 per year for each committee of which they are members. These directors also receive an attendance fee of $1,000 for each Board meeting, committee meeting or management meeting. Except as set forth in this section, these directors do not receive remuneration from the Company. Executive officers of the Company are not paid additional remuneration for their services as directors.

Under the Directors' Deferred Compensation Plan, a director may elect to defer all or a portion (at least ten percent and additional multiples of five percent) of his or her compensation from the Company by filing a written election with the Compensation Committee. All deferred payments will commence no earlier than the first day of any year which is at least one year after the year in which compensation is earned and no later than the third calendar year following retirement from the Board.

Under this plan, directors may elect to defer compensation into interest bearing accounts. Deferrals are credited quarterly with interest equal to the rate of return from the Company's CAP Stable Value Fund. Prior to May 1, 1991, directors were also permitted to defer into accounts which were treated as if they were invested in shares of Common Stock and these accounts were credited quarterly with dividend equivalents which were also treated as if they were invested in shares of Common Stock. On and after May 1, 1991, all share units receive dividend equivalents credited to an interest bearing account when, as and if dividends are declared on the Common Stock by the Board. All payments for share units are made in cash based upon the market value of Common Stock at the time of payment.

The Non-Employee Directors' Retirement Plan provides for a retirement benefit to directors who are not officers, present employees or former employees of the Company or any of its affiliates, and who served on the Board for at least five years. The retirement benefit payable to a director is an amount equal to ten percent of the annual retainer in effect for the year in which the director retires from the Board, multiplied by the director's years of service on the Board up to a maximum of ten. The retirement benefit is payable on a quarterly basis, starting with the calendar quarter following the director's retirement from the Board, for the lesser of the number of quarters equal to the director's years of service multiplied by four, or 60 quarters. If a director dies before or after the retirement benefit commences, the director's spouse, if any, at the time of death, will receive 50 percent of any remaining payments.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of December 31, 1994, the number of shares of Common Stock and depositary units of Sun Energy Partners, L.P. ("Partnership Units"), for which the Company acts as Managing General Partner, beneficially owned (as defined by the Securities and Exchange Commission ("SEC")) by each current director, by each executive officer named in the Summary Compensation Table included herein who is not also a director, and by all directors and executive officers as a group. No director or executive officer beneficially owns more than one percent of the outstanding Common Stock or Partnership Units. All directors and executive officers as a group own approximately one percent of the outstanding Common Stock and less than one percent of the outstanding Partnership Units. No director or executive officer beneficially owns any of the 7 1/2% Convertible Subordinated Debentures Due 2014 or any shares of Series B Preference Stock of the Company.

                                                                                        SHARES OF
                                                                                          COMMON    PARTNERSHIP
                                                                                          STOCK        UNITS
                                                                                        BENEFICIALLY BENEFICIALLY
DIRECTORS                                                                                OWNED(1)    OWNED(1)
--------------------------------------------------------------------------------------  ----------  -----------
Jerry W. Box(2)(3)....................................................................      97,395           0
William E. Bradford...................................................................       1,500           0
Robert B. Gill(4).....................................................................       2,000           0
David S. Hollingsworth(5).............................................................       2,000           0
Robert L. Keiser(2)(6)(7).............................................................     112,305           0
Edward W. Moneypenny(2)...............................................................      81,740           0
Charles H. Pistor, Jr.(6).............................................................       1,000           0
Paul R. Seegers(6)(8).................................................................       8,000           0
Ian L. White-Thomson..................................................................       1,000           0

EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION
 TABLE OTHER THAN THOSE LISTED ABOVE
--------------------------------------------------------------------------------------
Robert P. Hauptfuhrer(2)(9)(10)(11)...................................................     540,840       1,000
William P. Stokes, Jr.(2)(6)(12)......................................................      36,749         200
Barry L. Strong(2)(11)................................................................      30,976           0
All directors and executive officers as a group (17 persons including those named
 above)(2)(6)(9)(12)..................................................................   1,012,873       1,200

--------------------------
(1) As defined by the SEC, securities beneficially owned include: securities that the above persons have the right to acquire at any time within 60 days from December 31, 1994, such as through the exercise of any option or right or pursuant to an incentive award; securities directly or indirectly held by the above persons or by certain members of their families for which the above persons have sole or shared voting or investment power; and shares of Common Stock held on behalf of the above persons in the Company's CAP.
(2) The amounts shown include shares of Common Stock which the following persons had the right to acquire within 60 days from December 31, 1994 through the exercise of options or pursuant to incentive awards under the Company's long-term incentive plans: J.W. Box -- 85,714 shares; R.L. Keiser -- 80,967 shares; E.W. Moneypenny -- 78,981 shares; R.P. Hauptfuhrer -- 505,626 shares; W.P. Stokes, Jr. -- 31,537 shares; B.L. Strong -- 24,148 shares; and all directors and executive officers of the Company as a group -- 879,906 shares.
(3) The amount includes 2,000 shares purchased January 30, 1995 and 3,765 shares purchased January 31, 1995.
(4) The amount includes 1,000 shares purchased January 24, 1995.
(5) The amount includes 1,000 shares purchased January 30, 1995.
(6) These individuals and the group have sole voting and investment power with respect to shares of Common Stock shown, except that voting and investment power in the number of shares of Common Stock listed below is shared: R.L. Keiser -- 14,882 shares; C.H. Pistor, Jr. -- 1,000 shares; P.R. Seegers -- 1,000; W.P. Stokes, Jr. -- 1,582; and all directors and executive officers of the Company as a group -- 20,215 shares.
(7) The amount includes 5,500 shares purchased January 20, 1995, 5,667 shares purchased January 25, 1995 and 4,678 shares purchased March 8, 1995.
(8) The amount includes 5,000 shares purchased February 3, 1995.
(9) The shares of Common Stock shown include 34,055 shares owned by a family member of R.P. Hauptfuhrer.
(10)The amount excludes 889 shares disposed of on January 23, 1995 from CAP in connection with his retirement from the Company December 1, 1994.
(11)R.P. Hauptfuhrer resigned as Chairman of the Board and Chief Executive Officer on November 30, 1994 and retired from the Company on December 1, 1994. B.L. Strong resigned as Comptroller on February 1, 1995.
(12)Voting and investment power in the 200 Partnership Units is shared.

EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation and the information herein under "Executive Compensation-Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

To the Stockholders
Oryx Energy Company:

COMPENSATION PHILOSOPHY

The Company's philosophy is that total compensation for its Chief Executive Officer ("Chairman/CEO"), and other executives, should be established by the same process used for its other salaried employees, except that: (1) executives should have a greater portion of their compensation at risk than other employees, (2) a large portion of executive compensation should be tied directly to the performance of the business and (3) executives should share in the same risks and rewards as do stockholders of the Company.

The Company also believes that executive compensation should be subject to objective review. For this reason, the Compensation Committee of the Board of Directors ("Committee") has been established. The Committee is comprised of three directors, none of whom are employees or former employees of the Company. Operating within the framework of a mission statement approved by the Board of Directors, the Committee's role is to assure that the compensation strategy of the Company is aligned with the interests of the stockholders, and that the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for senior executives to earn short-term and long-term compensation that reflects both Company and individual performance as well as industry practice. The Committee utilizes the expertise of independent compensation consultants in discharging its responsibilities.

COMPENSATION PROGRAMS AND POLICIES

The Company's executive compensation programs are designed to retain and reward executives who are successful in helping the Company achieve its business objectives. The Company operates in a mature industry characterized by large capital investments, increasingly demanding technology, government regulation, highly competitive global operating environments and long-term investment cycles. Executive compensation programs of the Company are designed to address the above considerations and consist of three major components:

    BASE SALARY: For the Chairman/CEO and other executive officers, base salary is determined by the level of job responsibility, the competitiveness of the executives' salaries to the external marketplace and the degree to which established objectives have been achieved. These three general factors are not weighted.

    It is the Company's practice to set base salary targets for each executive at levels equivalent to the median (50th percentile) of comparable oil and gas producers and general industry companies of similar size, as measured by annual revenues. The Company participates in two industry-specific surveys of 29 and 26 companies and two general-industry surveys of 121 and 111 companies. The number of participants in each survey may vary from year to year as companies change their focus, merge or are acquired. The results of each survey are weighted equally.

    Because of the lack of common performance criteria and the anonymity of the data gathered, it is not possible to make a meaningful comparison on the basis of performance of the surveyed companies. Therefore, the Committee did not consider the performance of the surveyed companies used to benchmark salaries.

    It should be noted that the Company-selected peer group presented in the performance graph of cumulative total stockholder return on page 18 of this Proxy Statement is a much smaller group than the one considered appropriate by the Committee for determining compensation and recruiting executive talent. However, except for the two non-U.S.-based companies and two other U.S.-based companies, each of the companies named in footnote 3 to the performance graph is included in the two industry-specific surveys discussed above.

    Once the salary target is established for each executive position, the Committee sets the actual salary based on its appraisal of the executives' performance with respect to the goals approved by the Committee for each individual's area of responsibility. While certain individual goals and objectives were attained, there were no base salary increases granted in 1994 to executive officers of the Company.

    ANNUAL INCENTIVES: Annual incentives, if earned, are paid under the terms of the Variable Incentive Plan ("VIP"). The VIP is available to officers of the Company and all other regular employees worldwide. The VIP is intended to highlight crucial business objectives and promote the achievement of these objectives through individual and team contributions at all levels of the Company.

    The VIP goals and targeted performance levels for each goal are established by the Committee and recommended to the full Board for final approval at the beginning of the fiscal year in support of the Company's annual strategic plan. Recent performance levels of the Company and expected conditions within the oil and gas industry are taken into account when goals and target levels are established. The goals for 1994 included both operational and financial measures, as follows:

SHORT-TERM GOALS (75%)                                         LONG-TERM GOALS (25%)
------------------------------------------------  ------------------------------------------------
- cash flow                                       - proved reserve additions
- production volumes                              - finding, development and acquisition cost per
- operating and administrative expenses             equivalent barrel

    Each of the goals was weighted to provide balance appropriate for the year. VIP payments are made only upon the achievement of targeted objectives and no payments are made if minimum thresholds are not met. Annual target incentives for executive officers listed in the Summary Compensation Table range from 22 to 50 percent of annual base salary. The Committee has discretion under the VIP to vary payments around targeted amounts, or to forego payments in full, based upon evaluated performance of each executive officer and the Company.

    For the VIP plan year ended December 31, 1994, the Committee concluded, in the exercise of its discretion under the VIP, that as a result of the decline in the price per share of the Common Stock during 1994, no bonuses would be paid to executive officers at the vice president level and above. Accordingly five of the six executive officers listed in the Summary Compensation Table did not receive a bonus for 1994.

    LONG-TERM INCENTIVES: Long-term incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of these executives with those of stockholders. The current long-term incentive plan was approved by stockholders in 1991 and authorizes the use of a variety of stock-based forms of compensation. In 1994, long-term incentive awards consisted of nonqualified stock options exclusively. The grant level to each participant, including the officers listed in the Summary Compensation Table, was based on survey data provided by a nationally-recognized consulting firm. The level of grant was targeted at the 60th percentile of the general industry group which is composed of 276 companies, 13,500 participating individuals and over 400 long-term incentive plans. The group of 276 companies consists principally of FORTUNE 1000 entities which represent a broad cross-section of industries. Due to the lack of common performance criteria, no consideration was given to relative company performance of the surveyed companies in determining long-term incentive grants.

    Stock options represent the right to purchase shares of Common Stock after a specified future date, not less than one full year from the date of grant and not more than ten years from the date of grant, at the fair market price of Common Stock on the date of grant. Unlike cash, the value of a stock option award will not be immediately realized and will depend on the market value of the Common Stock over time. The value of the option ultimately realized will depend on the continued success of the Company and serves to provide the executive an incentive for years after it has been awarded. Attached to each option is a reload feature. The reload feature entitles the recipient to receive a new stock option to purchase, at the then current market price per share, a number of shares of Common Stock equal to the number of shares of Common Stock that are tendered to exercise a stock option.

COMPANY PERFORMANCE AND CHAIRMAN/CEO COMPENSATION

Mr. Hauptfuhrer's salary for 1994 was reviewed in December 1993, in light of performance and competitive factors at that time. The Committee recommended no salary increase in 1994 because the Company's overall performance was below expectations and Mr. Hauptfuhrer's salary was near the survey median for chief executive officers. Mr. Hauptfuhrer retired from the Company on December 1, 1994.

Mr. Keiser was elected Chairman/CEO and President effective December 1, 1994, and the Committee recommended an initial base salary of $475,000. Mr. Keiser's salary increase was based on the increased level of job responsibility and competitive pay levels.

The Chairman/CEO's annual incentive award under the VIP is based on the Committee's assessment of the Company's performance in five quantitative goal areas as described above in the discussion on annual incentives. As noted previously, the Committee determined that no bonuses would be paid for 1994 to executive officers at the vice president level and above. Accordingly, neither Mr. Hauptfuhrer nor Mr. Keiser received a bonus for 1994.

The long-term incentive awards for 1994 granted to Mr. Hauptfuhrer and Mr. Keiser consisted of stock options exclusively. The level of award was determined to be competitive at approximately the 60th percentile of general industry based on long-term incentive expected value tables compiled by a nationally-recognized consulting firm. Data from the consulting firm survey was used to determine the appropriate prospective expected value of the stock options as a multiple of salary for the position. The awards were made on the same terms as described above under "Long-Term Incentives."

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Company desires to preserve the tax deductibility of all compensation paid to its executive officers and other members of management. However, the Committee may make awards or approve compensation that does not qualify for the compensation deduction if, taking into consideration the relevant factors in existence at the time, the Committee believes it is in the Company's interest to do so. The Committee granted only performance-based awards in 1994 which are exempt from the $1 million pay cap deduction limitation imposed by the Omnibus Budget Reconciliation Act of 1993.

SUMMARY

We, the members of the Committee, believe that the Company's compensation policies have been successful in retaining and motivating qualified executives and in tying compensation to long-term performance for stockholders. We will continue to monitor the effectiveness and appropriateness of each of the components to reflect changes in the business environment.

David S. Hollingsworth, Chairman
Robert B. Gill
Ian L. White-Thomson

The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to each person serving as Chairman/CEO of the Company during 1994 and each of the four most highly compensated executive officers of the Company during 1994 other than the Chairman/CEO (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                             -----------------------
                                                                                                AWARDS
                                                                                             -------------
                                                                                              SECURITIES
                                                              ANNUAL COMPENSATION             UNDERLYING     PAYOUTS
                                                     -------------------------------------   OPTIONS/SARS    -------
                                                                            OTHER ANNUAL      (NUMBER OF      LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY     BONUS     COMPENSATION (1)  SHARES) (2)(3)  PAYOUTS   COMPENSATION
----------------------------------------  --------   --------  ----------  ---------------   -------------   -------   ------------
Robert P. Hauptfuhrer                     1994(4)    $584,640  $        0     $ 24,335          115,000      $    0      $ 35,876
  Chairman and Chief Executive            1993       $633,360  $        0     $ 23,301           45,250      $    0      $ 40,567
   officer through 11/30/94               1992       $598,416  $  294,500     $ 42,634           45,870      $    0      $ 36,893
Robert L. Keiser                          1994(5)    $358,712  $        0     $ 20,844           72,000      $    0      $ 18,814
  Chairman, Chief Executive               1993       $349,128  $        0     $ 19,238           23,690      $    0      $ 21,169
   Officer, and President                 1992       $299,260  $  156,400     $166,591           17,420      $    0      $ 16,657
Jerry W. Box                              1994(6)    $251,368  $        0     $  9,913           41,500      $    0      $ 11,642
  Executive Vice President,               1993       $251,368  $        0     $  5,833           11,830      $    0      $ 14,452
   Exploration and Production             1992       $229,424  $   91,100     $ 15,924            8,660      $    0      $ 11,891
Edward W. Moneypenny                      1994(7)    $244,400  $        0     $ 10,088           37,500      $    0      $ 11,229
  Executive Vice President,               1993       $244,400  $        0     $  5,317           11,830      $    0      $ 14,884
   Finance, and Chief Financial           1992       $229,424  $   97,000     $ 15,890            8,600      $    0      $  9,605
    Officer
William P. Stokes, Jr.                    1994(8)    $191,516  $        0     $  9,939           22,500      $    0      $  6,042
  Vice President, Marketing               1993       $191,516  $        0     $  4,843            8,220      $    0      $  8,586
                                          1992       $179,556  $   64,400     $ 12,958            6,450      $    0      $  7,569
Barry L. Strong                           1994(9)    $169,260  $   14,002     $      0           10,700      $    0      $163,059
  Comptroller                             1993       $169,260  $        0     $  3,191            5,430      $    0      $  7,965
                                          1992       $162,760  $   37,600     $ 12,321            4,170      $    0      $  6,692

--------------------------
(1) Includes for 1992 the value of performance shares based solely on fulfilling a specified employment period. These performance shares are payable only if employee remains an employee of the Company until the end of the restriction period. These performance shares are payable in cash and/or shares of Common Stock. During the restriction period, dividend equivalents are paid on performance shares when, as and if dividends are declared on the Common Stock by the Board.

(2) Options represent the right to purchase shares of Common Stock at a fixed price per share and were granted with an equal number of limited rights and a "reload" feature. See footnote 2 to the Option Grants in 1994 table included elsewhere herein for additional information on option terms, limited rights and the "reload" feature. A stock appreciation right ("SAR") is a right attached to a stock option which allows the holder of the option to be paid, in cash or shares of Common Stock depending upon when the right is exercised, an amount equal to the appreciation of the underlying Common Stock in lieu of exercising the option. No SARs were granted during any of the years presented. The number of options shown does not include certain contingent options to purchase shares of Common Stock granted in 1992 and 1993. The contingent options were granted in tandem with certain performance shares. These performance shares are payable in cash and/or shares of Common Stock upon attainment of the performance measure, which is the targeted 30 day average of closing prices for Common Stock at the end of the restriction period. If less than the minimum targeted average price is achieved, the performance shares are cancelled. Between the targeted average price and the minimum targeted average price, pro rata payment is made. Performance shares were granted in tandem with contingent options to purchase shares of Common Stock equal to twice the number of performance shares granted, which contingent options are exercisable only if the related performance shares are cancelled. The contingent stock options were granted with an equal number of limited rights, which limited rights become immediately and fully exercisable upon a "change of control" of the Company and entitle the recipient to receive a cash payment equal to the excess of the then market price of the Common Stock over the exercise price of the related option. During the restriction period, dividend equivalents are paid on performance shares when, as and if dividends are declared on the Common Stock by the Board.

(3) The number of options shown does not include the following number of contingent options awarded to such persons in 1993 and 1992, respectively:
    R.P. Hauptfuhrer --  44,660 and 35,280;  R.L. Keiser --  23,100 and  16,820;
    J.W.  Box --  11,240 and  8,060; E.W. Moneypenny  -- 11,240  and 8,060; W.P.
    Stokes -- 7,620 and 5,860; and B.L. Strong -- 4,840 and 3,580.

(4) At  December  31,  1994,  Mr.  Hauptfuhrer  held  an  aggregate  of   31,708
    performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $376,533. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $25,818 ($23,912 in cash and an allocation of 160.57 shares of Common Stock valued at $1,906 using the December 31, 1994 closing price) and term life insurance premiums of $10,058.

(5) At December 31, 1994, Mr. Keiser held an aggregate of 20,260 performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $240,588. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $13,014 ($10,678 in cash and an allocation of 196.70 shares of Common Stock valued at $2,336 using the December 31, 1994 closing price) and term life insurance premiums of $5,800.

(6) At December 31, 1994, Mr. Box held an aggregate of 9,950 performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $118,156. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $7,719 ($4,997 in cash and an allocation of 229.23 shares of Common Stock valued at $2,722 using the December 31, 1994 closing price) and term life insurance premiums of $3,923.

(7) At December 31, 1994, Mr. Moneypenny held an aggregate of 9,950 performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $118,156. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $7,416 ($4,655 in cash and an allocation of 232.48 shares of Common Stock valued at $2,761 using the December 31, 1994 closing price) and term life insurance premiums of $3,813.

(8) At December 31, 1994, Mr. Stokes held an aggregate of 7,040 performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $83,600. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $4,936 ($2,047 in cash and an allocation of 243.27 shares of Common Stock valued at $2,889 using the December 31, 1994 closing price) and term life insurance premiums of $1,106.

(9) Mr. Strong ceased to be an executive officer of the Company on February 1, 1995 and will retire from the Company May 1, 1995. At December 31, 1994, Mr. Strong held an aggregate of 3,905 performance shares (as described in footnotes 1 and 2 above) with an aggregate market value at that date of $46,372. The amount shown as All Other Compensation for 1994 consists of Company contributions to defined contribution plans of $4,434 ($950 in cash and an allocation of 293.35 shares of Common Stock valued at $3,484 using the December 31, 1994 closing price), term life insurance premiums of $2,385 and accrued severance pay of $156,240.

The following table sets forth certain information with respect to options to purchase Common Stock and SARs granted during the year ended December 31, 1994 to each of the named executive officers.

                          OPTION/SAR GRANTS IN 1994(1)

                                       INDIVIDUAL GRANTS
                        ------------------------------------------------
                         NUMBER OF     PERCENT
                         SECURITIES   OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                         UNDERLYING    OPTIONS                                  AT ASSUMED ANNUAL RATES OF
                        OPTIONS/SARS   GRANTED                                   STOCK PRICE APPRECIATION
                          GRANTED        TO      EXERCISE OR                        FOR OPTION TERM(3)
                         (NUMBER OF   EMPLOYEES  BASE PRICE   EXPIRATION  --------------------------------------
NAME                    SHARES) (2)    IN 1994    PER SHARE    DATE(2)      5 PERCENT (4)       10 PERCENT (5)
----------------------  ------------  ---------  -----------  ----------  -----------------    -----------------
All Shareholders......           N/A       N/A          N/A          N/A  $ 1,085,438,377  (6) $ 2,749,711,258  (6)
Robert P.
 Hauptfuhrer..........       115,000        17.9 $    17.44   11/30/1997  $       316,250      $       663,550
Robert L. Keiser......        72,000        11.2 $    17.44   12/31/2003  $       789,840      $     2,000,880
Jerry W. Box..........        41,500         6.4 $    17.44   12/31/2003  $       455,255      $     1,153,285
Edward W.
 Moneypenny...........        37,500         5.8 $    17.44   12/31/2003  $       411,375      $     1,042,125
William P. Stokes,
 Jr...................        22,500         3.5 $    17.44   12/31/2003  $       246,825      $       625,275
Barry L. Strong.......        10,700         1.7 $    17.44    4/30/1998  $        33,063      $        69,978

------------------------
(1) No SAR grants were made in 1994.

(2) Options represent the right to purchase shares of Common Stock at a fixed price per share and were granted with limited rights, which limited rights become immediately and fully exercisable upon a "change of control" of the Company and entitle the recipient to receive a cash payment equal to the excess of the then market price of the Common Stock over the exercise price of the related option. Options granted in 1994, 1993 and 1992 were also granted with a "reload" feature which permits the recipient to tender shares of Common Stock at then current market value in payment of the option exercise price and receive, in addition to the shares of Common Stock purchased upon exercise of the option, a new option to purchase a number of shares of Common Stock equal to the number of shares of Common Stock so tendered at the then current market price per share. The options vest at the rate of 25 percent per year commencing on the first anniversary of the grant date, except in the case of retirement or permanent disability in which case the options fully vest and are exercisable for a period of up to 36 months after such retirement or disability.

(3) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(4) Represents an assumed market price per share of Common Stock of $28.41 (except for Messrs. Hauptfuhrer and Strong whose stock price appreciation was adjusted to reflect a reduced option term of 36 months from date of retirement).

(5) Represents an assumed market price per share of Common Stock of $45.23 (except for Messrs. Hauptfuhrer and Strong whose stock price appreciation was adjusted to reflect a reduced option term of 36 months from date of retirement).

(6) The amounts shown are calculated by multiplying (i) the 98,946,069 shares of Common Stock outstanding at December 31, 1994 times (ii) the excess of the assumed market prices per share of Common Stock ($28.41 at 5 percent and $45.23 at 10 percent) over $17.44.

There were no long-term incentive awards (other than the above options) made during the year ended December 31, 1994.

The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended December 31, 1994, and the unexercised options held at December 31, 1994 and the value thereof, by each of the named executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                         AND 12/31/94 OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES ACQUIRED             OPTIONS/SARS AT 12/31/94     IN-THE-MONEY OPTIONS/SARS
                            ON EXERCISE                     (SHARES) (1)                AT 12/31/94 (1)
                            (NUMBER OF      VALUE    --------------------------    --------------------------
NAME                          SHARES)      REALIZED  EXERCISABLE  UNEXERCISABLE(2) EXERCISABLE  UNEXERCISABLE
------------------------  ---------------  --------  -----------  -------------    -----------  -------------
Robert P. Hauptfuhrer...       0           $  0         470,160       79,940       $   0        $   0
Robert L. Keiser........       0           $  0          35,896      142,384       $   0        $   0
Jerry W. Box............       0           $  0          59,563       78,419       $   0        $   0
Edward W. Moneypenny....       0           $  0          53,830       74,419       $   0        $   0
William P. Stokes,
 Jr.....................       0           $  0          15,248       47,780       $   0        $   0
Barry L. Strong.........       0           $  0          14,110       27,364       $   0        $   0

------------------------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. An SAR is a right attached to a stock option which allows the holder of the option to be paid, in cash or shares of Common Stock depending upon when the right is exercised, an amount equal to the appreciation of the underlying Common Stock in lieu of exercising the option. Certain of the options reported are contingent options which are exercisable (subject to the option vesting schedule) only if the related performance shares are cancelled. On January 2, 1995, certain performance shares awarded in 1992 terminated in accordance with their terms as a result of non-attainment of the minimum targeted share price established at the time of grant, and the related contingent options became exercisable. See footnote 2 to the Summary Compensation Table included elsewhere herein for additional information on the contingent options and performance shares.

(2) Includes the following number of contingent options held by such persons, with the number of options that became exercisable on January 2, 1995 shown in parentheses: R.P Hauptfuhrer -- 79,940 (35,280); R.L. Keiser -- 39,920 (12,615); J.W. Box -- 19,300 (6,045); E.W. Moneypenny -- 19,300 (6,045);
    W.P. Stokes -- 13,480 (4,395); and B.L. Strong -- 8,420 (2,685).

DEFINED BENEFIT PLANS

The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a single life annuity with 50 percent continuing after the death of the employee for the life of his or her spouse. The following table sets forth the benefit amounts at December 31, 1994.

                                                          ESTIMATED ANNUAL BENEFITS UPON RETIREMENT AT AGE 65
                                                           AFTER COMPLETION OF THE FOLLOWING YEARS OF SERVICE
                                                       ----------------------------------------------------------
                                                                                                        35 YEARS
FINAL AVERAGE COMPENSATION(1)(2)                        15 YEARS    20 YEARS    25 YEARS    30 YEARS    OR MORE
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$  200,000...........................................  $   75,000  $   90,000  $  105,000  $  120,000  $  130,000
$  300,000...........................................  $  112,500  $  135,000  $  157,500  $  180,000  $  195,000
$  400,000...........................................  $  150,000  $  180,000  $  210,000  $  240,000  $  260,000
$  550,000...........................................  $  206,250  $  247,500  $  288,750  $  330,000  $  357,500
$  700,000...........................................  $  262,500  $  315,000  $  367,500  $  420,000  $  455,000
$  800,000...........................................  $  300,000  $  360,000  $  420,000  $  480,000  $  520,000
$1,000,000...........................................  $  375,000  $  450,000  $  525,000  $  600,000  $  650,000
$1,200,000...........................................  $  450,000  $  540,000  $  630,000  $  720,000  $  780,000

------------------------
(1) Benefit amounts under the Company's Executive Retirement Plan are based exclusively on base salary and guideline bonus amounts. Final Average Compensation is the average of the base salary and guideline bonus in the highest three consecutive years during the last 10 years of service. The amounts reported in the Summary Compensation Table under Salary and Bonus reflect total cash compensation for the years indicated. The 1994 considered compensation for the following named executive officers is: R.P. Hauptfuhrer -- $899,676; R.L. Keiser -- $510,916; J.W. Box -- $342,011; E.W. Moneypenny
    -- $332,488; and W.P. Stokes, Jr. $250,724.

(2) Mr. Strong does not participate in all the plans whose benefits are presented in the Table. His accrued annual retirement benefit through December 31, 1994 but payable at age 65 is $73,800.

Retirement benefits shown above are amounts calculated before any Social Security offset. The Social Security offset is equal to 1 2/3 percent (amended to 1 percent as of January 1, 1995) of primary Social Security benefits for each year of participation in the Company's Retirement Plan up to 30 years, or a maximum offset of 50 percent (30 percent as of January 1, 1995) of primary Social Security benefits.

Credited years of service for the named executive officers (other than for B.L. Strong) are as follows: R.P. Hauptfuhrer -- 37; R.L. Keiser -- 29; J.W. Box -- 26; E.W. Moneypenny -- 18; and W.P. Stokes, Jr. -- 30.

SEVERANCE PLANS AND ARRANGEMENTS

The Special Executive Severance Plan provides severance benefits to Messrs. Keiser, Box, Moneypenny, Stokes and other designated executive officers of the Company in the event of their "termination of employment" within two years of a "corporate change" (as such terms are defined in the Special Executive Severance
Plan). A "corporate change" is defined to include for example, a merger, sale of all or substantially all of the assets or a change of control of the Company. Messrs. Hauptfuhrer and Strong were not so designated. The Compensation Committee has the authority to designate, or delegate to the Company's Chief Executive Officer the authority to designate, other officers to participate in the Special Executive Severance Plan. Benefits under the Special Executive Severance Plan are set forth in individual Executive Severance Agreements, the form of which is the same for each participant.

All Executive Severance Agreements have a term of two years, with automatic extensions for successive two-year periods unless terminated by the Company. Severance benefits include payment of an amount up to three times the participant's final annual compensation upon a termination of employment following a "corporate change" of the Company. The terms of the Special Executive Severance Plan also provide that if any payments made to the executive officer, whether or not made under the Special Executive Severance Plan, would cause the executive officer to be subject to an excise tax because the payment is a "parachute payment" (as defined in the Internal Revenue Code) then the Company will pay the executive officer an Excise Tax Premium (as defined in the Special Executive Severance Plan) in a sufficient amount to make the executive officer whole with respect to any additional tax that would not have been payable except due to a payment on a corporate change.

As of December 31, 1994, payments under the Special Executive Severance Plan to the individuals named above would have been as follows: R.L. Keiser -- $2,279,979; J.W. Box -- $1,105,881; E.W. Moneypenny -- $1,073,148; and W.P.
Stokes, Jr. -- $799,554 (without regard to the Excise Tax Premiums).

These individuals would also be entitled to supplemental benefits such as the continuation of insurance, the cost of which would not be significant in relation to the aggregate payments. In addition, these individuals would be entitled to the payment of counsel fees reasonably necessary to enforce the Executive Severance Agreement, the value of which cannot be estimated at this time.

In addition to the Special Executive Severance Plan, which is operational only in the event of a "corporate change", the Company has an employee severance plan applicable to specified terminations. Severance pay under this plan could exceed $100,000 where applicable to certain long-service, higher-paid employees. As a result of Mr. Strong's retirement, he will receive $156,240 in severance pay under this plan. Mr. Hauptfuhrer was not a participant in this plan.

The Company had an employment agreement with Robert P. Hauptfuhrer that extended through December 31, 1995. The agreement provided for a base salary of no less than $507,844 per year and participation in the benefit plans, programs and arrangements generally applicable to executives of the Company. The agreement was terminated upon Mr. Hauptfuhrer's retirement on December 1, 1994, at which time the Company entered into a consulting agreement with him that provides for the payment of a fee of $10,000 per month for 12 months. As a consultant, Mr. Hauptfuhrer does not participate in any of the Company's plans, programs or other arrangements.

PERFORMANCE GRAPH

The following graph sets forth the cumulative total stockholder return for Common Stock, the S&P 500 Index and a Company-selected peer group index for the years indicated as prescribed by the SEC's rules. The companies included in the peer group index represent publicly traded exploration and production companies having large oil and gas reserve quantities.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
        AMONG ORYX ENERGY COMPANY, S&P 500 INDEX AND PEER GROUP INDEX(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            S&P 500     PEER GROUP (3)     ORYX ENERGY COMPANY
1989              100               100                       100
1990               97                88                        84
1991              126                70                        61
1992              136                71                        49
1993              150                78                        44
1994              152                84                        30

------------------------
(1) Assumes $100 invested on January 1, 1990 at December 31, 1989 closing price in Common Stock, the S&P 500 Index and a Company-selected peer group index. Total return assumes reinvestment of dividends.

(2) Fiscal year ending December 31.

(3) In accordance with the SEC's rules, the Company has elected to select peer group companies on an industry basis for comparison purposes. The peer group is composed of 12 industry participants: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, Enterprise Oil plc, LASMO plc, Louisiana Land and Exploration Company, Maxus Energy Corporation, Mesa Inc., Oryx Energy Company, Santa Fe Energy Resources, Inc. and Union Texas Petroleum Holdings, Inc. On June 30, 1992, Burlington Resources Inc. spun-off its ownership of El Paso Natural Gas
    Company to Burlington Resources Inc. stockholders and, due to this transaction, Burlington Resources Inc. has been included only for the period of time subsequent to the date of this transaction. In addition, Mesa Inc. and Santa Fe Energy Resources, Inc. have been included only for the period of time during which their stock has been publicly traded. In accordance with the SEC's rules, total return calculations were weighted according to the respective company's market capitalization at the beginning of each period for which a return was calculated. The initial period returns of Burlington Resources Inc., Mesa Inc. and Santa Fe Energy Resources, Inc. were weighted using market capitalizations calculated with the first available quarter-end data closest to their inclusion in the peer group.

STOCKHOLDER PROPOSAL

The California Public Employees' Retirement System ("CalPERS"), P. O. Box 942708, Sacramento, California 94229-2708, which has notified the Company that it is the beneficial owner of 475,000 shares of Common Stock, has advised the Company that it intends to offer the following proposal and supporting statement for action at the Meeting.

    "RESOLVED, that the stockholders of Oryx Energy Corporation [sic] recommend that the board of directors take the necessary steps, in compliance with applicable law, to reorganize itself into one class. The reorganization shall be done in a manner that does not affect the unexpired terms of directors previously elected."

                       Stockholder's Supporting Statement

CalPERS has submitted the following statement in support of the proposal:

How important is board of director accountability to a company's shareholders? As a trust fund with nearly 1 million participants, and as the owner of approximately 475,000 shares of the Company's common stock, the California Public Employees' Retirement System ("CalPERS") thinks accountability is of paramount importance. This is why we are sponsoring this shareholder proposal which, if passed, would urge the board to reorganize itself into a single class of directors, to be elected as a new slate each year. We hope to eliminate the Company's current, so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g.,, during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only a third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

CalPERS believes that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. That is, when people feel accountable for their actions, we think it obvious that they tend to perform better. We -- as one shareholder -- are dissatisfied with this Company's long-term financial performance, particularly when compared against its industry peers. We are seeking a way to improve that performance through this structural reorganization of the board. If the Board acts on our proposal, directors would no longer be divided into classes, and each director would stand for election annually. Shareholders would have the opportunity to register their views annually on the performance of the board collectively, and of each director individually. CalPERS urges that you join us in voting for declassification, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

                  Statement of Board of Directors Recommending
                          a Vote AGAINST the Proposal

    The Board believes that the present system of electing directors of the Company in three classes is in the best interests of the Company's stockholders and should not be changed.

    A classified board offers important advantages. It allows stockholders to change yearly one-third of the directors and thereby substantially change the board's composition and character. At the same time it facilitates continuity and stability by assuring stockholders that a majority of their directors will have prior experience as directors of the Company and be familiar with its business and operations. Such continuity also helps the Company to attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment. Additionally, a classified board is designed to: (1) discourage attempts to effect changes of control of a company with inadequate, if any, consideration paid to shareholders; and (2) encourage any person seeking to acquire control of a company to negotiate with its board of directors, which is uniquely positioned under such circumstances to assure stockholders that any transaction will be equitable and fair to them.

    The Board believes in corporate responsibility and accountability but does not accept the proposition that a classified board insulates directors from it. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve for terms of one year or three. The election of directors by classes is a common practice among companies and currently exists at a majority of both the Fortune 500 companies and the more than fifteen hundred public companies tracked by the Investor Responsibility Research Center.

    The Company has and will continue to take initiatives in the field of corporate governance which are appropriate. Initiatives already in place include: (1) maintaining a majority of outside directors (six of nine); (2) holding regular, executive sessions of outside directors; (3) having only outside directors on the audit, nominating and compensation committees; (4) increasing the frequency of Board meetings from eight to twelve per year; and
(5) adopting confidential stockholder voting.

    For these reasons, the Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

SECTION 16(A) REPORTING DELINQUENCIES

Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than ten percent of a registered class of equity securities of the Company, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Directors, officers and more than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1994, all applicable Section 16(a) filing requirements were complied with except as follows: one report, concerning one transaction under a defined contribution plan of the Company, was filed one month late by T.W. Lynch, former Vice President and General Counsel of the Company.

APPROVAL OF INDEPENDENT ACCOUNTANTS

Since 1989, Coopers & Lybrand L.L.P. has served as independent accountants for the Company and for Sun Energy Partners, L.P. The Audit Committee has recommended and the Board has approved the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for fiscal year 1995, subject to the approval of stockholders.

At the Meeting, a vote will be taken on a proposal to approve such appointment. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder approval. In the event a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting on this proposal is not voted in favor of the approval of Coopers & Lybrand L.L.P., the Board will reconsider its appointment of independent accountants of the Company.

It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 1996 ANNUAL MEETING

Subject to certain requirements contained in the Company's Bylaws, a stockholder of record may nominate someone for director or may propose other action to be voted on at an annual meeting. Article V of the Company's Bylaws provides in pertinent part as follows:

    "SECTION 1. ANNUAL MEETINGS. The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may be properly brought before the meeting, shall be held each year on such day, at such time and place, either within or without the state of incorporation, as shall be determined in advance by the Board of Directors.

    "At an annual meeting of stockholders, the only business to be voted on by stockholders shall be business specified in the notice of the meeting, or business otherwise specified by the Board of Directors, or business properly brought before the meeting by a stockholder eligible to vote at the meeting.

    "To be properly brought before the meeting by a stockholder, the business must be legally proper and written notice thereof must have been filed with the Secretary of the Corporation at least sixty days but not more than ninety days prior to the first anniversary of the most recent annual meeting, and containing the following information as applicable:

       "(a) All notices by a stockholder hereunder shall contain (i) the stockholder's name as it appears in the Corporation's records, (ii) the stockholder's business address and residence address, and (iii) the class and number of shares of stock of the Corporation which are directly or indirectly beneficially owned by the stockholder.

       "(b) Notices in which a stockholder proposes the nomination of a person for election as Director shall also contain (i) the proposed nominee's name, age, business address and residence address, (ii) the proposed nominee's principal occupation currently and for the previous five years,
       (iii) the class and number of shares of stock of the Corporation which are directly or indirectly beneficially owned by the proposed nominee, and (iv) any other information about the proposed nominee which is required to be disclosed in proxy solicitation pursuant to regulations under the Securities Exchange Act of 1934 as amended, including but not limited to the proposed nominee's consent to the nomination.

       "(c)   Notices in  which a  stockholder proposes  a matter  other than  a nomination for Director shall also contain a clear and concise statement of the proposal and the stockholder's reasons for supporting it.

    "The filing of a stockholder notice as required above shall not, in and of itself, constitute the making of the nomination or proposal described therein. Nothing in these Bylaws shall affect the right of a stockholder to request inclusion of a proposal in the Corporation's proxy statement pursuant to regulations under the Securities Exchange Act of 1934 as amended.

    "If the person presiding at the meeting determines that any proposed business has not been properly brought before the meeting, he shall declare such business out of order and such business shall not be conducted at the meeting."

Applicable SEC rules and regulations provide that the Company is not required to include a stockholder proposal in its proxy materials unless it is received by a specified date. In order for a stockholder proposal to be considered for inclusion in the Company's 1996 proxy materials, due notice of the proposal must be received by the Secretary of the Company on or before November 28, 1995.

SOLICITATION OF PROXIES

The Company has provided proxy materials to brokers, banks, custodians, nominees and fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of Common Stock registered in the name of such brokers, banks, custodians, nominees and fiduciaries. In addition, solicitation of proxies may be made by directors, officers or employees of the Company by personal interview, mail, telephone, telegraph or facsimile telecommunication. Georgeson & Company Inc. has been retained to assist in the distribution to and solicitation of proxies from stockholders, brokers, banks and nominees for a base fee of $7,000 plus reasonable out-of-pocket expenses. The cost of soliciting proxies and related services will be borne by the Company.

OTHER BUSINESS

The Board does not know of any business to come before the Meeting other than that set forth in the Notice of Annual Meeting of Stockholders. However, if any other business shall properly come before the Meeting, it is the intention of the proxy holders to vote upon such business in accordance with their judgment.

By Order of the Board of Directors

William C. Lemmer
Vice President, General Counsel
 and Secretary
13155 Noel Road
Dallas, Texas 75240-5067
March 27, 1995

                           COMMON STOCK PROXY CARD

                             ORYX ENERGY COMPANY
                               13155 NOEL ROAD
                           DALLAS, TEXAS 75240-5067

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF ORYX ENERGY COMPANY
             FOR THE MAY 4, 1995 ANNUAL MEETING OF STOCKHOLDERS
                          OR ANY ADJOURNMENTS THEREOF.

   The undersigned hereby appoints Robert L. Keiser, William C. Lemmer, and Edward W. Moneypenny, and each of them, with power of substitution, as proxies and attorneys-in-fact to vote as hereinafter indicated all shares of Oryx Energy Company Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Meeting.

             (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED      PLEASE CHECK ONLY IF YOU
BY THE PROXIES IN THE MANNER DESIGNATED BELOW.       PLAN TO ATTEND THE MEETING.
IF THIS PROXY IS RETURNED SIGNED, BUT WITHOUT A      ADMISSION TICKETS WILL BE
CLEAR VOTING DESIGNATION, THE PROXIES WILL VOTE      REQUIRED.  / /
FOR ITEMS (1) AND (2) AND AGAINST ITEM (3).


      -----------------
           COMMON

-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items (1) and (2) and AGAINST
Item (3).
-------------------------------------------------------------------------------
                 (1) Election of Directors.

      FOR all nominees listed         WITHHOLD AUTHORITY
      (except as marked to the        to vote for all nominees
      contrary at right)
              / /                               / /

                                   Robert B. Gill, David S. Hollingsworth,
                                   Charles H. Pistor, Jr.

                                   (INSTRUCTION: To withhold authority to vote for any nominee, list nominee's name below:)

                                   --------------------------------------------

-------------------------------------------------------------------------------
(2) Proposal to approve the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year 1995.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------
(3) Stockholder proposal regarding reorganization of the Board of Directors into one class.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------

                                             Please sign exactly as your name
                                             appears hereon.

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             DATED

                                             When signing as attorney, executor,
                                             administrator, trustee, guardian,
                                             corporate officer, etc., give full
                                             title as such. If stock is jointly
                                             owned, each joint owner should
                                             sign.

                  PLEASE MARK, SIGN, DATE, AND RETURN YOUR
                PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                    COMMON STOCK VOTING INSTRUCTION CARD

                            ORYX ENERGY COMPANY
                              13155 NOEL ROAD
                         DALLAS, TEXAS 75240-5067

     VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF ORYX ENERGY COMPANY
              FOR THE MAY 4, 1995 ANNUAL MEETING OF STOCKHOLDERS
                          OR ANY ADJOURNMENTS THEREOF.

   The undersigned hereby instructs the trustees to vote as hereinafter indicated all shares of Oryx Energy Company Common Stock which are held for the account of the undersigned in the Oryx Energy Company Stock Fund of the Oryx Energy Company Capital Accumulation Plan ("CAP"), as more fully described on page 1 of the accompanying Proxy Statement.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

THIS VOTING INSTRUCTION CARD WHEN PROPERLY        PLEASE CHECK ONLY IF YOU
EXECUTED WILL BE VOTED BY THE TRUSTEES FOR        PLAN TO ATTEND THE
THE ORYX ENERGY COMPANY STOCK FUND OF THE         MEETING. ADMISSION TICKETS
ORYX ENERGY COMPANY CAPITAL ACCUMULATION          WILL BE REQUIRED.    / /
PLAN ("CAP") IN THE MANNER DESCRIBED ON
PAGE 1 OF THE ACCOMPANYING PROXY STATEMENT.

    ----------------------------------
    CAP-ORYX ENERGY COMPANY STOCK FUND

-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items (1) and (2) and AGAINST
Item (3).
-------------------------------------------------------------------------------
                 (1) Election of Directors.

      FOR all nominees listed         WITHHOLD AUTHORITY
      (except as marked to the        to vote for all nominees
      contrary at right)
              / /                               / /

                                   Robert B. Gill, David S. Hollingsworth,
                                   Charles H. Pistor, Jr.

                                   (INSTRUCTION: To withhold authority to vote for any nominee, list nominee's name below:)

                                   --------------------------------------------

-------------------------------------------------------------------------------
(2) Proposal to approve the appointment of Coopers & Lybrand LLP. as independent accountants for the fiscal year 1995.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------
(3) Stockholder proposal regarding reorganization of the Board of Directors into one class.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             DATED

                                             Please sign exactly as your name
                                             appears hereon.

                  PLEASE MARK, SIGN, DATE, AND RETURN YOUR
          VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                    COMMON STOCK VOTING INSTRUCTION CARD

                            ORYX ENERGY COMPANY
                              13155 NOEL ROAD
                          DALLAS, TEXAS 75240-5067

      VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF ORYX ENERGY COMPANY
              FOR THE MAY 4, 1995 ANNUAL MEETING OF STOCKHOLDERS
                         OR ANY ADJOURNMENTS THEREOF.

   The undersigned hereby instructs the trustees to vote as hereinafter indicated, (i) all shares of Oryx Energy Company Common Stock which are held for the account of the undersigned in Fund L of the Oryx Energy Company Capital Accumulation Plan ("CAP"), and (ii) the unallocated or undesignated shares of Oryx Energy Company Common Stock under Fund L of CAP to the extent attributable to the undersigned under the Fund L Trust Agreement, as more fully described on page 1 of the accompanying Proxy Statement.


                 (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

THIS VOTING INSTRUCTION CARD WHEN PROPERLY       PLEASE CHECK ONLY IF YOU
EXECUTED WILL BE VOTED BY THE TRUSTEES FOR       PLAN TO ATTEND THE MEETING.
FUND L OF THE ORYX ENERGY COMPANY CAPITAL        ADMISSION TICKETS WILL BE
ACCUMULATION PLAN ("CAP") IN THE MANNER          REQUIRED.   / /
DESCRIBED ON PAGE 1 OF THE ACCOMPANYING
PROXY STATEMENT.

               ----------
               CAP-FUND L

-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items (1) and (2) and AGAINST
Item (3).
-------------------------------------------------------------------------------
                 (1) Election of Directors.

      FOR all nominees listed         WITHHOLD AUTHORITY
      (except as marked to the        to vote for all nominees
      contrary at right)
              / /                               / /

                                   Robert B. Gill, David S. Hollingsworth,
                                   Charles H. Pistor, Jr.

                                   (INSTRUCTION: To withhold authority to vote for any nominee, list nominee's name below:)

                                   --------------------------------------------

-------------------------------------------------------------------------------
(2) Proposal to approve the appointment of Coopers & Lybrand LLP. as independent accountants for the fiscal year 1995.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------
(3) Stockholder proposal regarding reorganization of the Board of Directors into one class.

              FOR              AGAINST             ABSTAIN
              / /                / /                 / /
-------------------------------------------------------------------------------

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             SIGNATURE

                                             ----------------------------------
                                             DATED
                                             Please sign exactly as your name
                                             appears hereon.

                  PLEASE MARK, SIGN, DATE, AND RETURN YOUR
           VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.